As filed with the Securities and Exchange Commission on March 26, 2010.
Registration No. 333-87426

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________
POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
____________________
QUADRAMED CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-1992861 (I.R.S. Employer Identification Number)

12110 Sunset Hills Road
Reston, Virginia 21090
(Address and telephone number of Registrant’s principal executive offices)

QUADRAMED CORPORATION 1996 STOCK INCENTIVE PLAN
QUADRAMED CORPORATION 1999 SUPPLEMENTAL STOCK OPTION PLAN
EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plans)

Chris Adams
Secretary
QuadraMed Corporation
12110 Sunset Hills Road
Reston, Virginia 20190
(703) 709-2300
(Name, address and telephone number of agent for service)

Copies to:
Michael J. Kennedy
Michael S. Dorf
Shearman & Sterling LLP
525 Market Street
San Francisco, CA 94105
(415) 616-1100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐

EXPLANATORY STATEMENT

QuadraMed Corporation (the “Registrant”) is filing this Post-Effective Amendment No. 2 to Registration Statement on Form S-8 filed on May 2, 2002 (File No. 333-87426), as amended by Post-Effective Amendment No. 1  to the Registration Statement filed on August 26, 2004 (the “Registration Statement”), to deregister certain shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”) that were originally registered for issuance pursuant to the QuadraMed Corporation 1996 Stock Incentive Plan, the QuadraMed Corporation 1999 Supplemental Stock Option Plan and the Employee Stock Purchase Plan (collectively, the “Plans”).  Post-Effective Amendment No. 1 to the Registration Statement deregistered shares previously registered for issuance under the QuadraMed Corporation 1999 Supplemental Stock Option Plan (the “1999 Plan”).

A total of 5,503,095 shares issuable to service providers of the Registrant pursuant to the Plans were registered under the Registration Statement.  A total of 575,755 shares registered for issuance under the 1999 Plan were deregistered pursuant to Post-Effective Amendment No. 1 to the Registration Statement. Subsequent to this registration, on June 13, 2008, the Registrant announced the effectiveness of the reverse split of its common stock in the ratio of one-for-five.

In connection with the Registrant’s filing of a Form 15 and suspension of duty to file reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended, the Registration Statement is hereby amended to deregister any shares of Common Stock remaining unissued under the Plans.

PART II

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, California, U.S.A. on March 26, 2010.

QuadraMed Corporation

By:	/s/ Chris Adams
	Name:	Chris Adams
	Title:	Secretary